Exhibit 99.2

News Release

PartnerRe Ltd. Cross-Lists on NYSE Euronext Paris

PEMBROKE, Bermuda, December 7, 2009 -- PartnerRe Ltd. (NYSE, Euronext Paris:PRE) today announced its successful cross-listing on NYSE Euronext Paris.

This cross-listing facility, effective today, is consistent with PartnerRe’s commitment to providing investors with a Euro-denominated, European-listed trading platform for PartnerRe shares, in addition to its listing on NYSE, where PartnerRe shares will continue to be traded in U.S. dollars.

PartnerRe is one of the largest, most globally-diversified reinsurers, with more than $7 billion in total capital1, clients in over 150 countries, and offices in 14 countries. In addition, the Company writes virtually every line of reinsurance business in major and emerging markets worldwide.

The cross-listing follows PartnerRe’s announcement earlier this year that it is acquiring Swiss- based multi-line reinsurer PARIS RE in a $2 billion stock-for-stock transaction, which ultimately positions PartnerRe as a top 5 global reinsurer.

PartnerRe President & CEO Patrick Thiele said, “This is an exciting development for PartnerRe as it demonstrates the truly global nature of the PartnerRe franchise, as well as our commitment to our worldwide investor base. With the acquisition of PARIS RE, our increased capital and asset base, and a larger, more diversified global mix of business, a cross-listing in Europe is the next logical step in our evolution. These developments provide us greater strategic and financial flexibility such that we expect to achieve enhanced risk-adjusted returns thereby generating additional long-term value for our shareholders.”

Copies of the listing prospectus filed with the Autorité des marchés financiers (the French securities regulator) on December 2, 2009 under visa number 09-359 in connection with the admission of PartnerRe shares to listing and trading on NYSE Euronext Paris may be obtained free of charge from PartnerRe Ltd., 90 Pitts Bay Road, Pembroke HM08, Bermuda; telephone (441)292-0888, and from UBS Investment Banking, Postal address: 65 rue de Courcelles, 75008 Paris; telephone: (33)1 48 88 30 30, and on the websites of PartnerRe (www.partnerre.com on the Financial Reports page under Supplementary Financial Data) and the AMF (www.amf- france.org).

PartnerRe is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products.

PartnerRe Ltd.	Telephone +1 441 292 0888
Wellesley House South	Fax +1 441 292 6080
90 Pitts Bay Road Bermuda HM 08	www.partnerre.com

1Pro-forma combined capital, which PartnerRe defines as total shareholders’ equity, long-term debt, senior notes and capital efficient notes, at June 30, 2009, reflecting the acquisition of PARIS RE, was $7.2 billion and total assets were $23.5 billion. At September 30, 2009, prior to the recognition of the full acquisition of PARIS RE, PartnerRe capital was $5.8 billion and total assets were $17.8 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell